ARTICLES OF INCORPORATION
                         OF PROVIDENT PREFERRED CAPITAL CORP.

        The undersigned, a natural person and citizen of the State of Ohio, desiring to form a corporation for profit under the Ohio General
Corporation Law, Ohio Revised Code ss.1701.01 et seq., does hereby certify as follows:

        FIRST: The name of the corporation shall be PROVIDENT PREFERRED CAPITAL CORP. (the "Corporation").

        SECOND: The location of the Corporation's principal office is the City of Cincinnati in Hamilton County, Ohio.

        THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 et seq. of the Ohio Revised Code.

        FOURTH: The maximum number of shares which the Company is authorized to have outstanding is Two Thousand (2,000), of which:

               (i) One Thousand (1,000) shares of no par value per share are to be Common Stock; and

               (ii) One Thousand (1,000) shares of $25.00 par value per share are to be Preferred Stock.

        The Common Stock and Preferred Stock shall have the following respective designations, preferences, dividend rights, voting rights, redemption rights, conversion rights, restrictions on issuance of shares and other relative, participating, optional or other special rights and preferences, and qualifications, limitations or restrictions thereon, and are created on the following terms, respectively:


                           PART ONE: COMMON STOCK

        The shares of Common Stock may be issued at any time or from time to time for such amount of lawful consideration as may be fixed by the Board of Directors. Subject to the cumulative voting rights of such holder, each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by such holder.


                         PART TWO: PREFERRED STOCK

        Clause 1. Except as otherwise provided by this Article Fourth or by the amendment or amendments providing for the issue of any series of Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Article Fourth, the Preferred Stock may be issued at any time or from time to time in any amount, not exceeding in the aggregate, including all shares of any and all series thereof theretofore issued, the One Thousand (1,000) shares of Preferred Stock hereinabove authorized, as Preferred Stock of one or more series, as hereinafter provided, and for such lawful consideration as shall be fixed from time to time by the Board of Directors. All shares of any one series of Preferred Stock shall be alike in every particular, each series thereof shall be distinctively designated by letter or descriptive words, and all series of Preferred Stock shall rank equally and be identical in all respects except as permitted by the provisions of Clause 2 of this Part Two of Article Fourth.

        Clause 2. Authority is hereby expressly granted to the Board of Directors from time to time to adopt amendments to these Articles of Incorporation providing for the issue in one or more series of any unissued or treasury shares of the Preferred Stock, and to fix, by the amendment creating each such series of the Preferred Stock, the designation and number of shares, voting rights, dividend rate or rates, dividend payment date or dates, redemption rights and price, sinking fund requirements, conversion or exchange rights and restrictions on issuance of shares of such series, to the fullest extent now or hereafter permitted by the laws of the State of Ohio and notwithstanding the provisions of any other Article of these Articles of Incorporation of the Corporation, in respect of the matters set forth in the following subdivisions (a) to (i), inclusive:

               (a) The designation and number of shares of such series;

               (b) Voting rights (to the fullest extent now or hereafter permitted by the laws of the State of Ohio);

               (c) The dividend rate or rates of such series (which may be an adjustable or variable rate and which may be cumulative or non-cumulative);

               (d) The dividend payment date or dates of such series;

               (e) The price or prices at which shares of such series may be redeemed;

               (f) The amount of the sinking fund, if any, to be applied to the purchase or redemption of shares of such series and the manner of its application;




               (g) The liquidation price or prices of such series;

               (h) Whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of the Corporation, and if made so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments, if any, of the price or rate at which such conversion or exchange may be made; and,

               (i) Whether or not the issue of any additional shares of such series or any future series in addition to such series shall be subject to any restrictions and, if so, the nature of such restrictions.

Any of the voting rights, dividend rate or rates, dividend payment date or dates, redemption rights and price, sinking fund requirements, conversion rights and restrictions on issuance of shares of any such series of Preferred Stock may, to the fullest extent now or hereafter permitted by the laws of the State of Ohio, be made dependent upon facts ascertainable outside these Articles of Incorporation or outside the amendment or amendments providing for the issue of such Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Article Fourth. If the then-applicable laws of the State of Ohio do not permit the Board of Directors to fix, by the amendment creating a series of Preferred Stock, the voting rights of shares of such series, each holder of shares of any series of Preferred Stock shall not be entitled to any voting rights with respect to the shares of Preferred Stock held by such holder.

        Clause 3. Before any dividends shall be declared or paid upon or set apart for, or distribution made on, the Common Stock and before any sum shall be paid or set apart for the purchase or redemption of Preferred Stock of any series or for the purchase of the Common Stock, the holders of Preferred Stock of each series shall be entitled to receive, if and when declared by the Board of Directors, dividends at the rate or rates fixed for such series in accordance with the provisions of this Article Fourth, and no more, from the dividend payment date of, or next preceding the date of, issue thereof, payable on the payment date or dates fixed from time to time by the Board of Directors.

        Clause 4. Upon at least thirty (30) days previous notice given by mail to record holders of Preferred Stock to be redeemed at their respective addresses as they appear on the books of the Corporation and by publication in a newspaper of general circulation in the City of Cincinnati, Ohio, and in a newspaper of general circulation in the Borough of Manhattan, City and State of New York, the Corporation, at its election, by action of its Board of Directors may redeem the whole of the Preferred Stock or any series thereof or any part of any series thereof by lot or pro rata, at any time or from time to time and at the prices fixed for the redemption of such shares in accordance with the provisions of this Article Fourth (the price so fixed for any series being herein called the redemption price of such series). If the Corporation shall determine to redeem by lot less than all the shares of any series of Preferred Stock, the selection by lot of the shares of such series so to be redeemed shall be conducted by an independent bank or trust company. From and after the date fixed in such notice as the date of redemption, unless default shall be made by the Corporation in providing moneys at the time and place specified for the payment of the redemption price pursuant to such notice, or, if the Corporation shall so elect, from and after a date, which shall be prior to the date fixed as the date of redemption, on which the Corporation shall provide moneys for the payment of the redemption price by depositing the amount thereof in trust for the account of the holders of the Preferred Stock called for redemption with a bank or trust company doing business in the City of Cincinnati, Ohio, and having capital and surplus of at least Fifty Million Dollars ($50,000,000), pursuant to notice of such election included in the notice of redemption specifying the date on which such deposit will be made, all dividends on the Preferred Stock called for redemption shall cease to accrue and all rights of the holders thereof as shareholders of the Corporation, except the right to receive the redemption price upon presentation and surrender of the respective certificates for the Preferred Stock called for redemption, shall cease and determine. Without limiting the generality of Article Sixth hereof, the Corporation may, from time to time, purchase the whole of the Preferred Stock or any series thereof, or any part of any series thereof, upon the best terms reasonably obtainable. Preferred Stock of any series redeemed or purchased may in the discretion of the Board of Directors be reissued, at any time or from time to time, as stock of the same or of a different series, or may be canceled and not reissued.

        Clause 5. After full dividends as aforesaid upon the Preferred Stock of all series then outstanding shall have been paid for all past dividend periods, and after or concurrently with making payment of or provision for full dividends on the Preferred Stock of all series then outstanding for the current dividend period, then and not otherwise dividends may be declared upon the Common Stock at such rate as the Board of Directors may determine and no holders of shares of any series of the Preferred Stock, as such, shall be entitled to share therein.

        Clause 6. If upon any dissolution, liquidation or winding up of the Corporation or reduction of its capital stock, the assets so to be distributed among the holders of the Preferred Stock pursuant to the provisions of this Article Fourth or of the amendment or amendments providing for the issue of such Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Article Fourth shall be insufficient to permit the payment to such holders of the full preferential amounts aforesaid, then the entire assets of the Corporation shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amounts to which they are respectively entitled as aforesaid. After payment to the holders of the Preferred Stock of the full preferential amounts hereinbefore provided for, the holders of the Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation and the remaining assets to be distributed, if any, shall be distributed to the holders of the Common Stock.

        Clause 7. The term "accrued dividends", whenever used herein with respect to the Preferred Stock of any series, shall be deemed to mean that amount which would have been paid as dividends on the Preferred Stock of such series to date had full dividends been paid thereon at the rate fixed for such series in accordance with the provisions of this Article Fourth, less in each case the amount of all dividends paid upon the shares of such series and the dividends deemed to have been paid as provided in Clause 3 of this Part Two of Article Fourth.

        FIFTH: This Corporation, through its Board of Directors, shall have the right and power to purchase any of its outstanding shares at such price and upon such terms as may be agreed upon between the Corporation and any selling shareholder.

        SIXTH: No holder of any shares of this Corporation shall have any preemptive rights to subscribe for or to purchase any shares of this Corporation of any class whether such shares or such class be now or hereafter authorized or to purchase or subscribe for any security convertible into or exchangeable for shares of any class or to which shall be attached or appertained any warrants or rights entitling the holder thereof to purchase or subscribe for shares of any class.

        SEVENTH: The provisions of Ohio Revised Code Section 1701.831 (or any successor provision) relating to control share acquisitions shall not be applicable to this Corporation.

        EIGHTH: The affirmative vote of shareholders entitled to exercise a majority of the voting power of the Corporation shall be required to amend these Articles of Incorporation, to approve mergers and to take any other action which by law must be approved by a specified percentage of all outstanding shares entitled to vote.

        IN WITNESS WHEREOF, the undersigned has hereunto subscribed his name this 7th day of September, 1996.



                                            Edward E. Steiner,
                                            Incorporator



        The undersigned, being the sole incorporator of PROVIDENT PREFERRED CAPITAL CORP., hereby appoints KMK Service Corp. as its agent upon whom any process, notice or demand required or permitted by statute to be served upon the corporation may be served. KMK Service Corp.'s full address is 1800 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202.

                                            PROVIDENT PREFERRED CAPITAL
CORP.


                                            By:
                                               Edward E. Steiner,
                                               Incorporator



                                                           Cincinnati, Ohio
                                                          September 7, 1996


                     PROVIDENT PREFERRED CAPITAL CORP.

Gentlemen: I hereby accept appointment as agent of your corporation upon whom process, notices or demands may be served.

                                            KMK SERVICE CORP.


                                            By:
                                               Paul V. Muething,
                                               Vice President